Exhibit 99.4

ACKNOWLEDGEMENT AND CONFIRMATION

THIS ACKNOWLEDGEMENT AND CONFIRMATION (this “Letter”) is entered into on March 31, 2012, by and among Coolsand Holdings Co., Ltd., a Cayman Islands corporation, Masshall Limited, a British Virgin Islands corporation, and Coolsand Technologies (Hong Kong) Limited, a Hong Kong corporation, (each a “Seller,” and collectively the “Sellers”) and RDA Microelectronics, Inc., a Cayman Islands corporation (the “Purchaser”).

Reference is made to the asset purchase agreement (the “Asset Purchase Agreement”) dated March 22, 2012 (the “Effective Date”) by and among the Sellers and the Purchaser, pursuant to which the Purchaser purchased, inter alia, Intellectual Property Assets from the Sellers.  Capitalized terms used but not defined in this Letter shall have the meanings ascribed to them in the Asset Purchase Agreement.

The Sellers and the Purchaser hereby acknowledge, confirm and agree as follow:

1.           Confirmation. It has been the mutual agreement and understanding of the Sellers and the Purchaser that apart from the Share Consideration the Purchaser shall also pay US$11,955,000 (being the Cash Consideration, after deduction of US$8,220,000, the amount of the Termination Fee that the Purchaser has paid to the Sellers as of the Closing Date) to the Sellers as part of the Purchase Price on the Closing Date.

2.           Effective Date.  The confirmation and clarification set forth in this Letter reflects parties’ business intention as of the Effective Date and is deemed to be effective as of the Effective Date for any purpose.

3.           Supremacy Clause.  In the event there is an inconsistency or conflict between the provisions of this Letter and the Asset Purchase Agreement, the provisions set out in this Letter shall prevail.

4.           Counterparts.  This Letter may be executed and delivered in one or more counterparts, and by facsimile, all of which, taken together, shall be considered one and the same agreement.

5.           Governing Law. This Letter shall be governed by, and construed in accordance with, the laws of the State of New York.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties have executed this Letter as of the date first written above.

Coolsand Holdings Co., Ltd.

/s/ Julian Cheng
Name: Julian Cheng
Title: Director

Masshall Limited

/s/ Julian Cheng
Name: Julian Cheng
Title: Director

Coolsand Technologies (Hong Kong) Limited

/s/ Ding Yi
Name: Ding Yi
Title: Director

RDA Microelectronics, Inc.

/s/ Vincent Tai
Name: Vincent Tai
Title: Chief Executive Officer